Exhibit 10.11

LIMITED WAIVER AND AMENDMENT NO. 3 TO SENIOR CREDIT AGREEMENT This Limited Waiver and Amendment No. 3 to Senior Credit Agreement (this "Limited Waiver") is made and entered into as of April _, 2018 by and among Denim.LA, Inc., a Delaware corporation d/b/a DSTLD ("DSTLD"), the stockholders of DSTLD signatories below ("Stockholders"), and bocm3-DSTLD-Senior Debt, LLC, a Utah limited liability company ("Lender"). RECITALS A. DSTLD, Stockholders and Lenders entered into that certain Senior Credit Agreement , dated March 10, 2017 (the "Credit Agreement"), as amended. DSTLD has requested that Lenders temporarily waive certain covenants of the Credit Agreement, which Lenders have agreed to do on the terms and conditions set forth herein. NOW THEREFORE, the parties agree as follows: Through December 31, 2017 (such date the "Expiration Date"), the Lender hereby consents and permits DSTLD to maintain a ratio of total current assets of DSTLD as of the last day of each calendar month to total current liabilities of Borrower as of the last day of such calendar month (a "Minimum Current Ratio") of 1.10, notwithstanding anything to the contrary set forth in Section 5.13 of the Credit Agreement. Lender hereby waives any default by DSTLD solely under Section 5.13 of the Credit Agreement arising from DSTLD having a Minimum Current Ratio of less than 1.25. From and after the Expiration Date, so long as the Credit Agreement is in effect, DSTLD shall maintain a Minimum Current Ratio of 1.25. DSTLD hereby acknowledges and agrees that all of its obligations under the Credit Agreement, except as specifically set forth herein, shall remain in full force and effect. DSTLD agrees to pay those professional fees owing to Lenders pursuant to the Credit Agreement and in connection with preparing this Limited Waiver. This Limited Waiver shall be governed and construed in accordance with the provisions of the Credit Agreement. DSTLD acknowledges that neither previous waivers, extensions, and amendments granted to DSTLD by any Lender, nor the amendments and waivers granted herein, create any course of dealing or expectation with respect to any further waivers, extensions, or amendments, and DSTLD further acknowledges that Lenders have no obligation whatsoever to grant any additional waivers, extensions, amendments, or forbearance. DSTLD acknowledges it has no defenses, rights of setoff, or rights of recoupment to the enforceability or payment of any of its obligations under the Credit Agreement as amended hereby. No Event of Default under the Credit Agreement has occurred and is continuing as of the date of this Amendment.

This Limited Waiver may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This Limited Waiver may be executed by facsimile or scanned electronic signature.

DocuSign Envelope ID: C099A547-0D1F-4476-B4F6-A5AA44088109 Mark Lynn Mark T. Lynn, Co-CEO